Exhibit 99.15

Johnson & Johnson Reports 2012 Third-Quarter Results:

Sales of $17.1 Billion increased 6.5% Versus 2011 Third Quarter; Third-Quarter EPS was $1.05
Excluding Special Items, 2012 Third-Quarter EPS of $1.25 increased 0.8%*

New Brunswick, NJ (October 16, 2012) - Johnson & Johnson today announced sales of $17.1 billion for the third quarter of 2012, an increase of 6.5% as compared to the third quarter of 2011. Operational results increased 10.8% and the negative impact of currency was 4.3%. Domestic sales increased 13.4%. International sales increased 1.4%, reflecting operational growth of 8.9% and a negative currency impact of 7.5%. Sales included the impact of the recently completed acquisition of Synthes, Inc., which contributed 5.8% to worldwide operational sales growth, net of the divestiture of the DePuy trauma business.
Net earnings** and diluted earnings per share for the third quarter of 2012 were $3.0 billion and $1.05, respectively. Third-quarter 2012 net earnings included after-tax special items of $553 million, primarily consisting of a non-cash net charge related to in-process research and development due to the discontinuation of the phase 3 clinical development of bapineuzumab IV, transaction and integration costs related to the acquisition of Synthes, Inc., and DePuy ASRTM Hip related costs. Third-quarter 2011 net earnings included an after-tax special item of $241 million, consisting of a mark-to-market adjustment to the value of the currency option and deal costs related to the acquisition of Synthes, Inc. Excluding these special items, net earnings for the current quarter were $3.5 billion and diluted earnings per share were $1.25, representing increases of 2.3% and 0.8%, respectively, as compared to the same period in 2011.*

“Our third-quarter results reflected continued sales momentum driven by strong growth of key products, successful new product launches, and the addition of Synthes to our family of companies. We advanced our pipelines with regulatory approvals for a number of new products, the submission of several new drug applications, and the completion of several strategic collaborations,” said Alex Gorsky, Chief Executive Officer. “I'm extremely proud of our talented and dedicated colleagues throughout Johnson & Johnson and I have great confidence in our ability to deliver sustainable growth and bring meaningful innovations to patients and customers around the world.”
The Company updated its earnings guidance for full-year 2012 to $5.05 - $5.10 per share. The Company's guidance excludes the impact of special items.
Worldwide Consumer sales of $3.6 billion for the third quarter represented a decrease of 4.3% versus the prior year consisting of an operational increase of 1.0% and a negative impact from currency of 5.3%. Domestic sales decreased 0.4%. International sales decreased 6.1%, which reflected an operational increase of 1.8% and a negative currency impact of 7.9%.
Positive contributors to operational results were sales of upper respiratory over-the-counter products; international sales of LISTERINE® oral care products; and NEUTROGENA® skin care products.
Worldwide Pharmaceutical sales of $6.4 billion for the third quarter represented an increase of 7.0% versus the prior year with operational growth of 11.3% and a negative impact from currency of 4.3%. Domestic sales increased 14.6%. International sales were flat and reflected an operational increase of 8.2% offset by a negative currency impact of 8.2%.
Primary contributors to operational sales growth were REMICADE® (infliximab), a biologic approved for the treatment of a number of immune-mediated, inflammatory diseases; PREZISTA® (darunavir), a treatment for HIV; VELCADE® (bortezomib), a treatment for multiple myeloma; and a number of recently launched products.

The strong sales results of recently launched products included ZYTIGA® (abiraterone acetate), an oral, once-daily medication for use in combination with prednisone, for the treatment of metastatic, castration-resistant prostate cancer; INVEGA® SUSTENNA®/XEPLION® (paliperidone palmitate), a once-monthly, long-acting, injectable atypical antipsychotic for the acute and maintenance treatment of schizophrenia in adults; STELARA® (ustekinumab), a biologic approved for the treatment of moderate to severe plaque psoriasis; international sales of INCIVO® (telaprevir), a direct acting antiviral protease inhibitor, for the treatment of genotype-1 chronic hepatitis C virus, in combination with peginterferon alfa and ribavirin, in adults; XARELTO® (rivaroxaban), an oral anticoagulant; and SIMPONI® (golimumab), a biologic approved to treat adults with moderate to severe rheumatoid arthritis, psoriatic arthritis, and ankylosing spondylitis.
Sales results were negatively impacted by the manufacturing suspension at a third-party supplier for DOXIL® (doxorubicin HCl liposome injection)/CAELYX® (pegylated liposomal doxorubicin hydrochloride), a medication to treat ovarian and other cancers.
During the quarter, the U.S. Food and Drug Administration (FDA) approved the supplemental New Drug Application for NUCYNTA® ER (tapentadol) extended-release tablets, an oral analgesic taken twice daily, for the management of neuropathic pain associated with diabetic peripheral neuropathy in adults. In addition, the European Commission approved the marketing authorizations for DACOGEN® (decitabine) for the treatment of adult patients (age 65 years and above) with newly diagnosed de novo or secondary acute myeloid leukemia who are not candidates for standard induction chemotherapy, and for the subcutaneous administration of VELCADE® (bortezomib) for the treatment of multiple myeloma.
Also during the quarter, a Biologics License Application was submitted to the FDA requesting approval of an investigational intravenous formulation of the anti-tumor necrosis factor (TNF)-alpha SIMPONI® (golimumab) for the treatment of adults with moderately to severely active rheumatoid arthritis. In addition, a supplemental Biologics License Application was submitted to the FDA and a Type II Variation was submitted to the European Medicines Agency (EMA) requesting approval of SIMPONI® (golimumab) for the treatment of adult patients with moderately to severely active ulcerative colitis who have had an inadequate response to conventional therapy.

In August, a Marketing Authorization Application was submitted to the EMA seeking conditional approval for the use of bedaquiline (TMC207) as an oral treatment, to be used as part of combination therapy for pulmonary, multi-drug resistant tuberculosis in adults.
In October, a license agreement was entered into with Astellas Pharma Inc. for the worldwide development and commercialization, except in Japan, of ASP015K, an oral, small molecule Janus Kinase inhibitor. ASP015K is currently in Phase 2b development as a once-daily oral treatment for moderate-to-severe rheumatoid arthritis.
Worldwide Medical Devices and Diagnostics sales of $7.1 billion for the third quarter represented an increase of 12.5% versus the prior year consisting of an operational increase of 16.1% and a negative currency impact of 3.6%. Domestic sales increased 18.3%. International sales increased 7.9%, which reflected an operational increase of 14.4% and a negative currency impact of 6.5%. Sales included the impact of the recently completed acquisition of Synthes, Inc., which contributed 14.7%, 17.9%, and 12.2% to worldwide, domestic and international operational sales growth, respectively, net of the divestiture of the DePuy trauma business.
Primary contributors to operational growth were sales from the recently completed acquisition of Synthes, Inc. in our Orthopaedics business; Biosense Webster's electrophysiology products in our Cardiovascular Care business; a number of products in our Specialty Surgery business; and Vistakon's disposable contact lenses.
During the quarter, Calibra Medical, Inc., a privately held developer of a unique, wearable three-day insulin patch designed to offer a convenient and discrete mealtime insulin dosing option for people with diabetes who take multiple daily injections of insulin, was acquired.

About Johnson & Johnson
Caring for the world, one person at a time…inspires and unites the people of Johnson & Johnson. We embrace research and science - bringing innovative ideas, products and services to advance the health and well-being of people. Our approximately 129,000 employees at more than 250 Johnson & Johnson operating companies work with partners in health care to touch the lives of over a billion people every day, throughout the world.

* Net earnings** and diluted earnings per share excluding special items are non-GAAP financial measures and should not be considered replacements for, and should be read together with, the most comparable GAAP financial measures. A reconciliation of these non-GAAP financial measures to the most directly comparable GAAP financial measures is included in the financial schedules accompanying this press release and can be found in the Investor Relations section of the Company's website at www.investor.jnj.com.
** Net earnings attributable to Johnson & Johnson.

NOTE TO INVESTORS

Johnson & Johnson will conduct a conference call with financial analysts to discuss this news release today at 8:30 a.m., Eastern Time. A simultaneous webcast of the meeting for investors and other interested parties may be accessed by visiting the Johnson & Johnson website at www.investor.jnj.com. A replay and podcast will be available approximately two hours after the live webcast by visiting www.investor.jnj.com.
Copies of the financial schedules accompanying this press release are available at www.investor.jnj.com/historical-sales.cfm.  These schedules include supplementary sales data, condensed consolidated statements of earnings, and sales of key products/franchises.  Additional information on Johnson & Johnson, including a pharmaceutical pipeline of selected compounds in late stage development and medical devices and diagnostics pipeline of selected products, can be found on the Company's website at www.jnj.com
(This press release contains "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995.  The reader is cautioned not to rely on these forward-looking statements. These statements are based on current expectations of future events.  If underlying assumptions prove inaccurate or unknown risks or uncertainties materialize, actual results could vary materially from the expectations and projections of Johnson & Johnson.  Risks and uncertainties include, but are not limited to, general industry conditions and competition; economic factors, such as interest rate and currency exchange rate fluctuations; technological advances, new products and patents attained by competitors; challenges inherent in new product development, including obtaining regulatory approvals; challenges to patents; significant adverse litigation or government action; impact of business combinations; financial distress and bankruptcies experienced by significant customers and suppliers; changes to governmental laws and regulations and domestic and foreign health care reforms; trends toward health care cost containment; increased scrutiny of the health care industry by government agencies; changes in behavior and spending patterns of purchasers of health care products and services; financial instability of international economies and sovereign risk; disruptions due to natural disasters; manufacturing difficulties or delays; and product efficacy or safety concerns resulting in product recalls or regulatory action. A further list and description of these risks, uncertainties and other factors can be found in Exhibit 99 of Johnson & Johnson's Annual Report on Form 10-K for the fiscal year ended January 1, 2012.  Copies of this Form 10-K, as well as subsequent filings, are available online at www.sec.gov, www.investor.jnj.com or on request from Johnson & Johnson.  Johnson & Johnson does not undertake to update any forward-looking statements as a result of new information or future events or developments.)